Exhibit 99.1

Vaccitech Reports Third Quarter 2021 Financial Results and Recent Corporate Developments

Oxford, United Kingdom, November 12, 2021 -- Vaccitech plc (NASDAQ: VACC) today announced its financial results for the third quarter, ended September 30, 2021, and provided an overview of the Company’s recent corporate developments. Vaccitech is a clinical-stage biopharmaceutical company engaged in the discovery and development of novel immunotherapeutics and vaccines for the treatment and prevention of infectious diseases and cancer.

“We continue to advance our promising pipeline with the recent publication of data on our MERS vaccine program. We also anticipate that initial clinical data on two of our chronic infectious disease therapeutic programs will be presented at scientific conferences next week,” commented Bill Enright, Vaccitech’s CEO. “As we continue to expand and advance our programs, we will need additional lab and office space for our talented staff so we have planned a move mid next year into a new, state of the art facility.”

Third Quarter and Recent Corporate Developments

•	Signed a clinical trial collaboration agreement with Arbutus Biopharma Corporation to evaluate an innovative therapeutic combination for the treatment of subjects with chronic hepatitis B virus infection (CHB) who are already receiving standard-of-care nucleoside or nucleotide analog (NA) therapy. The Phase 2a clinical trial will evaluate the safety, pharmacokinetics, immunogenicity, and antiviral activity of Arbutus’s RNAi therapeutic, AB-729, followed by the Company’s immunotherapy candidate, VTP-300, in NA-suppressed subjects with CHB.

•	Preclinical research demonstrated that VTP-600, a ChAdOx1/MVA prime-boost immunotherapeutic, demonstrated potential as an anti-cancer therapeutic. The research was conducted by scientists at the University of Oxford and the Ludwig Institute for Cancer Research.

•	Signed a lease for 31,000 square feet within the Zeus development at Harwell Science and Innovation Campus. The site will house the Company’s headquarters, state-of-the-art wet laboratory and offices. Vaccitech anticipates completing the relocation by mid-2022.

•	Announced online publication in The Lancet Microbe of the results of a Phase 1 clinical trial of VTP-500, a vaccine candidate in development to prevent Middle East Respiratory Syndrome (MERS). The study, conducted by researchers at The King Abdullah International Medical Research Centre and Oxford University, showed that the vaccine candidate was generally well tolerated and induced both humoral and cellular immune responses.

Upcoming Milestones

•	At the virtual AASLD’s The Liver Meeting® in November, two posters will present safety and immunogenicity data from the Phase 1 and Phase 1b/2a trials of VTP-300: HBV001, in healthy volunteers and patients with chronic hepatitis B (CHB) infection and HBV002 in patients with CHB infection. The posters become available for viewing by attendees at 8 a.m. EST on November 12.

•	At the virtual 34th International Papillomavirus Conference in November, the Company expects to present safety and immunogenicity data from the lead-in portion of the Phase 1/2a clinical trial of VTP-200.

•	In the fourth quarter, the Company expects to initiate dosing in a Phase 1/2a trial of VTP-600 in patients with non-small cell lung cancer in combination with a checkpoint inhibitor and chemotherapy. The trial is currently open for enrollment.

•	In the first quarter of 2022, the Company intends to conduct an interim efficacy review of HBV002, the Phase 1b/2a clinical trial of VTP-300 in patients with chronic HBV infection.

•	In the second quarter of 2022, the Company expects to initiate dosing in a Phase 1/2a clinical trial of VTP-800/850, in combination with a checkpoint inhibitor, in patients with prostate cancer.

•	In the third quarter of 2022, the Company intends to conduct an interim efficacy review of HPV001, a Phase 1/2a clinical trial of VTP-200, a potential non-invasive treatment for persistent high-risk HPV infection.

Third Quarter 2021 Financial Highlights:

•	Cash position: As of September 30, 2021, cash and cash equivalents were $233.9 million, compared to $43.3 million as of December 31, 2021. The increase was primarily due to completion of the Series B financing in the first quarter of 2021, which raised $168 million including the conversion of our previously issued convertible loan notes, and to the initial public offering in the second quarter, which raised gross proceeds of $110.5 million. The Company believes its cash and cash equivalents are sufficient to fund operations into the first half of 2024.

•	Research and development (R&D) expenses: Research and development expenses were $4.4 million for the third quarter of 2021 compared to $3.7 million for the comparable period of the prior year. The increase in R&D expenses was primarily due to increased spending on progressing the development of VTP-300 and VTP-850.

•	General and administrative expenses: General and administrative expenses were $1.2 million for the third quarter of 2021 compared to $1.0 million for the comparable period of the prior year. The third quarter of 2021 expense includes a $5.8 million unrealized foreign exchange gain on revaluation of Company’s cash balances. Net of this gain, the increase in general and administrative expenses between the periods was attributable to higher personnel costs, reflecting an increase in the Company’s headcount over the prior period and higher insurance costs associated with operating as a public company.

•	Net loss: The Company generated a net loss attributable to its shareholders of $4.6 million, or ($0.13) per share on both basic and fully diluted bases, for the third quarter of 2021 compared to a net income of $0.2 million, or $0.02 per share a basic basis and $0.01 on a fully diluted basis, for the same period of the prior year.

About Vaccitech

Vaccitech is a clinical-stage biopharmaceutical company engaged in the discovery and development of novel immunotherapeutics and vaccines for the treatment and prevention of infectious diseases and cancer. The Company’s proprietary platform comprises proprietary modified simian adenoviral vectors, known as ChAdOx1 and ChAdOx2, as well as the well-validated Modified Vaccinia Ankara, or MVA, boost vector, both with demonstrable tolerability profiles and without the ability to replicate in humans. The combination of a ChAdOx prime treatment with subsequent MVA boost has consistently generated significantly higher magnitudes of CD8+ T cells compared with other technologies and approaches. The company has a broad pipeline of both clinical and preclinical stage therapeutic programs in solid tumors and viral infections and prophylactic viral vaccine programs. Vaccitech co-invented a COVID-19 vaccine with the University of Oxford, now approved for use in many territories and exclusively licensed worldwide to AstraZeneca plc through Oxford University Innovation, or OUI. Vaccitech is entitled to receive a share of the milestones and royalty income received by OUI from AstraZeneca plc.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the timing and advancement of the Company’s programs, including the clinical trials of VTP-200, VTP-300, VTP-600, and VTP-800/850 and the Company’s cash runway The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to numerous risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: the success, cost and timing of the Company’s product development activities and planned and ongoing clinical trials, the Company’s ability to execute on its strategy, regulatory developments, the Company’s ability to fund its operations and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials and preclinical studies and other risks identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Quarterly Report on Form 10-Q for the first quarter of 2021 and subsequent filings with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company expressly disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

VACCITECH PLC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)
(UNAUDITED)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$233,871	$43,266
Accounts receivable	42	518
Research and development incentives receivable	5,382	2,708
Prepaid expenses and other current assets	6,684	1,409
Total current assets	245,979	47,901
Property and equipment, net	1,033	629
Right of use assets, net	8,780	2,136
Deferred tax assets	60	—
Other assets	719	—
Total assets	$256,571	$50,666

LIABILITIES, REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$1,337	$4,667
Accrued expenses and other current liabilities	4,404	2,537
Deferred revenue	196	245
Current portion of lease liability	435	192
Total current liabilities	6,372	7,641
Convertible loan notes — non current	—	44,700
Lease liability — non current	7,728	1,472
Total liabilities	$14,100	$53,813
Commitments and contingencies (Note 11)
Series A redeemable convertible preferred shares (Series A shares); £0.10 nominal value; no shares issued and outstanding; (December 31, 2020: issued and outstanding: 22,065)	$—	$33,765
Series B redeemable convertible preferred shares (Series B shares); £0.10 nominal value; no shares issued and outstanding; (December 31, 2020: issued and outstanding: no shares issued or outstanding)	$—	$—
Shareholders' equity:
Ordinary shares, £0.000025 nominal value; 34,328,231 shares authorized, issued and outstanding (December 31, 2020: authorized, issued and outstanding: 7,960,458)	1	0 [1]
Deferred A shares, £1 nominal value; 63,443 shares authorized, issued and outstanding (December 31, 2020: no shares issued or outstanding)	86	—
Deferred B shares, £1 nominal value; 570,987 shares authorized, issued and outstanding (December 31, 2020: no shares issued or outstanding)	8	—
Deferred C shares, £0,000007 nominal value, 27,828,231 shares authorized, issued and outstanding (December 31, 2020: authorized, issued and outstanding: 7,960,458)	0 [1]	0 [1]
Additional paid-in capital	344,396	21,660
Accumulated deficit	(93,472)	(57,720)
Accumulated other comprehensive loss — foreign currency translation adjustments	(9,041)	(1,243)
Noncontrolling interest	493	391
Total shareholders' equity	$242,471	$(36,912)
Total liabilities, redeemable convertible preferred shares and shareholders' equity	$256,571	$50,666

1 indicates amount less than thousand

VACCITECH PLC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)
(UNAUDITED)

	Three months ended		Nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
License revenue	$16	$2,663	$48	$2,705
Service revenue	—	60	21	376
Research grants and contracts	3	528	200	1,386
Total revenue	19	3,251	269	4,467
Operating expenses
Research and development	4,371	3,702	13,490	11,821
General and administrative	1,184	977	15,332	3,059
Total operating expenses	5,555	4,679	28,822	14,880
Loss from operations	(5,536)	(1,428)	(28,553)	(10,413)
Other income (expense):
Change in fair value of derivatives	—	3	5,994	3
Unrealized exchange gain on convertible loan notes	—	982	209	982
Loss on extinguishment of convertible loan notes	—	—	(13,789)	—
Interest income	—	—	2	—
Interest expense	—	(969)	(2,650)	(969)
Research and development incentives	959	1,612	2,789	2,989
Other	—	—	(3)	—
Total other (expense) income	959	1,628	(7,448)	3,005
Tax (expense)/benefit	7	—	60	—
Net (loss)/ income	(4,570)	200	(35,941)	(7,408)
Net loss/ (income) attributable to noncontrolling interest	13	(42)	189	157
Net (loss)/ income attributable to Vaccitech plc Shareholders	(4,557)	158	(35,752)	(7,251)

Weighted-average ordinary shares outstanding, basic	34,843,154	7,937,384	22,697,462	7,886,488
Weighted-average ordinary shares outstanding, diluted	34,843,154	15,867,533	22,697,462	7,886,488
Net( loss)/ income per share attributable to ordinary shareholders, basic	$(0.13)	$0.02	$(1.58)	$(0.92)
Net (loss)/ income per share attributable to ordinary shareholders, diluted	$(0.13)	$0.01	$(1.58)	$(0.92)

Net (loss)/ income	$(4,570)	$200	$(35,941)	$(7,408)
Other comprehensive (loss) / income — foreign currency translation adjustments	(6,473)	68	(7,803)	(759)
Comprehensive (loss)/ income	(11,043)	268	(43,744)	(8,167)
Comprehensive loss/ (income) attributable to noncontrolling interest	25	(49)	194	169
Comprehensive (loss)/ income attributable to Vaccitech plc shareholders	$(11,018)	$219	$(43,550)	$(7,998)

Investors:

Vaccitech Investor Relations

ir@vaccitech.co.uk

Vaccitech Media Contacts:

Katja Stout, Scius Communications (EU)

Direct: +44 (0) 7789435990

Email: katja@sciuscommunications.com

Robert Flamm, Ph.D. (US) / Harrison Wong, Burns McClellan, Inc.

212-213-0006 ext. 364 / 316

Email: rflamm@burnsmc.com / hwong@burnsmc.com

Henry Hodge, Vaccitech

Email: henry.hodge@vaccitech.co.uk